                                                                    Exhibit 12

                                [GRAPHIC OMITTED]

Solvay Group

      Notes to the consolidated financial Statements

56    Income statement summary
57    Balance sheet summary
58    Cash flow statement
59    Changes in shareholders' equity
59    Criteria and methods of consolidation
60    Notes to the financial statements
69    Changes to the scope of consolidation in 1997
70    List of consolidated companies
72    Valuation rules
74    Financial data

      Statutory Annexes

78    Consolidated financial statements
80    Balance sheet - Income statement
82    Notes to consolidated statement
85    The External Auditor's report on the consolidated
      financial statements of the Solvay Group
86    Financial statements of Solvay S.A. (summary)

----------
56  SOLVAY

                                [GRAPHIC OMITTED]

Consolidated income statement summary

(in BEF million)                                         Notes         1996         1997
Sales                                                      (1)      281,967      310,979
Cost of sales                                                      -206,263     -231,846
Gross margin                                               (1)       75,704       79,133
General and sales overheads                                (2)      -42,038      -42,912
Research expenditures                                      (3)      -12,303      -11,471
Other operating expenses and income                        (4)       -1,779       -3,290
Other financial expenses and income                        (5)        1,737          665

EBIT                                                       (6)       21,321       22,125
Unallocated expenses and income                            (4)           --         -280
Net debt expenses                                          (7)       -3,680      --1,553
Current taxes                                              (8)       -6,233       -7,073
Share in earnings of companies valued according                         134           -6
to the equity method

Net earnings before extraordinary items                              11,542       13,213
Extraordinary items, net after tax                         (9)        2,087          549

Net income                                                           13,629       13,762
Minority interests                                                      328          430
Solvay's share of earnings                                           13,301       13,332

                                                        ------------------------
                                                        Financial Statements  57


Consolidated balance sheet summary

At December (in BEF million)                            Notes             1996             1997
Assets
Fixed assets                                                             162 289          183 789
Start-up expenditures and intangible assets              (10)              7 783            9 938
Consolidation differences (goodwill)                     (11)              2 415            3 394
Tangible assets                                          (12)            138 466          150 583
Financial assets                                         (13)             13 625           19 874

Current assets                                                           120 835          130 835
Inventories                                              (14)             38 428           40 933
Trade receivables                                        (14)             46 577           56 749
Other receivables                                        (14)             28 928           14 260
Cash or cash equivalents                                 (15)              6 902           18 893
TOTAL ASSETS                                                             283 124          314 624


Shareholders' equity and liabilities
Total equity                                             (16)            116 066          130 547
Shareholders' equity                                                     108 625          119 806
Minority equity                                                            7 441           10 741

Provisions and deferred taxes                            (17)             56 505           66 005

Liabilities                                                              110 553          118 072
Financial liabilities                                    (15)             44 589           47 830
   due in more than one year                                              37 622           26 418
   due within one year                                                     6 967           21 412
Trade liabilities                                        (14)             33 528           35 158
Other liabilities                                        (14)             32 436           35 084
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               283 124          314 624

----------
58  SOLVAY


Cash Flow statement

The cash flow statement shows changes in the cash and cash equivalents relating to operations, investments and financing from one accounting period to the next. The comparison explains the overall change in cash and cash equivalents. The statement is prepared using the indirect method proposed by IAS 7. This method enables cash flow (net earnings + depreciation), adjusted to exclude non-cash items(1) and changes in working capital(2), to be reconciled with net investments, income from sales of fixed assets and investments and financing operations (changes in debt, increase of capital and distributions).

(in BEF million)                                                          1996          1997
   Cash flow from operations
   Net earnings                                                          13 629        13 762
   Depreciation and amortization                                         19 416        20 098
   Cash flow                                                             33 045        33 860
   Non Cash items                                            (1)         -8 254        -5 996
   Changes in provisions                                                  3 416         9 500
   Changes in working capital                                (2)        -12 565         6 269
   Net cash provided by operations                                       15 642        43 633

   Cash flow from investing activities
   Acquisition of assets and investments                                -27 959       -29 956
   Sales of assets and investments                           (3)         18 503         5 763
   Change in notes receivable                                (4)           -132        -5 333
   Net cash used by investing activities                                 -9 588       -29 526

   Cash flow from financing activities
   Increase of capital                                       (5)            406           500
   Changes in borrowings                                                 -4 655         3 242
   Dividends                                                             -6 599        -6 292
   Net cash used by financing activities                                -10 848        -2 550

   Net changes in cash and cash equivalents                              -4 794        11 557
   Effect of exchange rates and change in scope                          -5 821           434
   Cash and cash equivalents at the beginning of the year                17 517         6 902
   Cash and cash equivalents at the end of the year                       6 902        18 893

(1) Non-cash items are chiefly income from the sale of fixed assets and investments (income and expenses included in the earnings but not reflected in the cash position).

(2) In 1996, changes in working capital included the BEF 14.4 billion receivable from American Home Products for the sale of the Animal Health businesses. Balance sheet difference as determined in the consolidated accounts.

(3) Sale of fixed assets and investments include income from the sale of Kali-Chemie Akzo Gmbh, Griffine Enduction and Gorvi, and 48.8% of Solvay Indupa do Brasil.

(4) Changes in long-term receivables relate mainly to the purchase of assets in the Group's risk portfolio (technical reserves) bought back from insurance companies (see note 17 under "provisions" heading).

(5) Increases of capital include those in Solvay S.A. related to the exercise of warrants issued to Group managers around the world, and those related to the capital contributions of our partners to jointly owned subsidiaries.

                               Cash flow statement



                                [GRAPHIC OMITTED]

                                                        ------------------------
                                                        Financial Statements  59


                                [GRAPHIC OMITTED]

Changes in shareholders' equity

                                                                    Negative
                                                                  consolidation
                                                                   and equity
                                    Issue    Revaluation             method
(in BEF million)           Capital Premiums    surplus   Reserves  differences
Book value at
the end of the
previous year               32 266    1 226     4 492     65 268     1 568
Changes during the year:
Income for the year                                       13 332
Proposed dividend                                         -7 152
Changes during the year     17 802   -1 099    -1 083    -15 611      -341
Changes in exchange rates
Changes in scope
Changes in
minority interests
Book value at the
end of the year             50 068      127     3 409     55 837     1 227

                              Exchange     Capital    Shareholders' Minority
(in BEF million)            differences   Subsidies    equity     interests   TOTAL
Book value at
the end of the
previous year                  2 350        1 455        108 625       7 441   116 066
Changes during the year:
Income for the year                                       13 332                13 332
Proposed dividend                                         -7 152                -7 152
Changes during the year                      -430(1)        -762                  -762
Changes in exchange rates      5 743           12           5755                 5 755
Changes in scope                  11           -3              8                     8
Changes in
minority interests                                                     3 300     3 300
Book value at the
end of the year                8 104        1 034        119 806      10 741   130 547

(1) Subsidies received - 27
    Subsidies reversed : 457

Criteria and methods of consolidation

1. Criteria

To appear in the consolidated statements a company must be significant with respect to the Group: that is, it must satisfy at least one of the following conditions:
o     sales of BEF 400 million
o     total assets of BEF 200 million
o     employment of 150 persons.

Nevertheless, companies that do not meet these criteria are consolidated if the Group believes that they have the potential for rapid development, or if they hold shares of other companies consolidated under the above criteria.

2. Methods

A) FULL CONSOLIDATION

Companies over which the Group has exclusive control, either legally or in fact, are fully consolidated.

B) PROPORTIONAL CONSOLIDATION

Companies over which the Group has joint control with a limited number of associates are consolidated proportionally.

C) EQUITY METHOD

Companies in which the Group holds 20% to 50% of the capital and over which it has a significant influence are valued according to the equity method.

----------
60  SOLVAY


                                [GRAPHIC OMITTED]

Notes to the financial statements

The notes refer to the numbers indicated in the summaries of the consolidated statements. The statutory annexes provide additional details on the headings commented on below.

Consolidated income statement

                              Consolidated results

                                [GRAPHIC OMITTED]

(1) SALES AND GROSS MARGIN

Sales topped the BEF 300 billion mark for the first time in Group history, with a 10% increase from 1996. The strengthening of foreign currencies against the Belgian franc, mainly the U.S. dollar and the Mercosur currencies linked to it but also the British pound, had a positive impact in the order of 5%

Acquisitions and sales of activities reduced consolidated sales by 2%. In 1996, Group sales included sales of the Animal Health (approximately BEF 7 billion) and enzymes (BEF 1.3 billion) businesses and Plavinil (BEF 1.7 billion). The 1997 figures, on the other hand, include Indupa S.A.I.C. for the entire fiscal year and Solvay Sodi from April 15. Oy Finnish Peroxide sales are included in full for the entire fiscal year, and Solvay Engineered Polymers sales from April on are included in full, reflecting the Group's increased ownership in the two companies. Gross margin showed a BEF 3.4 billion improvement, owing chiefly to a strong performance by the Plastics sector. On the other hand, it also suffered from the negative impact of the sharp fall in profits in the Chemicals and, to a lesser degree, Processing sectors. The combined effect was a slip from 26.8% of sales in 1996 to 25.4% in 1997. Gross margin is calculated after distribution and warehousing costs and depreciation of related facilities, which totaled BEF
18.7 billion in 1996 and BEF 20.1 billion in 1997, after warehouse adjustments and license fees.

(2) GENERAL SALES AND OVERHEADS

This item rose by BEF 0.9 billion (+ 2%), but in constant currency it declined. The increase was chiefly the result of the impact of the stronger currencies; the dollar alone accounts for an increase of BEF 1.2 billion. Write-downs on receivables and inventories of finished goods climbed to BEF 0.7 billion in 1997, compared to BEF 0.5 billion in 1996.

(3) RESEARCH EXPENDITURES

These represent 3.7% of sales, or BEF 11.5 billion -- down slightly from 1996. The decrease can be explained largely by the absence of expenditures in the Animal Health businesses, now sold. Major investment in research continues in the Pharmaceuticals sector (55% of total Group research expenditure). Research represents 15% of the sector's sales, compared to l7% in 1996. This reflects strong growth in sales and the reorganization of Pharmaceuticals research with a view to enhancing efficiency.

Furthermore, the Group acquired the marketing rights for an innovative hormone replacement therapy patch to add to its range of gynecological products, and signed an agreement in the field of molecular biology with the Belgian research company Innogenetics; the Group has also acquired an ownership interest in that company.

(in BEF million)                                               1996             1997

Start-up costs and preliminary studies                        - 691            - 520
Cost of closures, retirements and demolitions                 - 615            - 708
Costs or trials and tests                                     - 158            - 146
Amortization of goodwill                                      - 188            - 261
Net charges to provisions for risks and expenses                  -          - 1 470
not allocated to operating expenses(1)
Results of miscellaneous operations                           - 127            - 185
Balance of the other expenses and income                    - 1 779          - 3 290

(1) In 1996 : this item came under balance of the other expenses and income.

(4) OTHER OPERATING EXPENSES AND INCOME

This item records adjustments to non-financial assets, start-up costs, income on miscellaneous loans, and recording and reversal of provisions for risks and charges and depreciation of intangible assets, where they are not charged to cost of sales. Changes in this item are as follows:

                                                        ------------------------
                                                        Financial Statements  61


The net unallocated charges to provisions include:

o major provisions intended to cover expenses relating to the reorganization into subsidiaries;

o the annual adjustment expense relating to retired personnel, which is recorded under this heading, whereas the establishment of pensions for working personnel is charged to operating costs. In Germany, the annual pension adjustment will from now on cover the three-yearly revaluation of pensions.

Furthermore in 1997, compensation has been paid or provided for in settlement of legal disputes relating to drilling activities or for maintenance of customer relations. In 1996, cavities from the salt extraction activity were sold, generating operating income; no such transactions were conducted in 1997. Lastly, BEF 0.3 billion of expenses not allocated by sector are recorded below EBIT; these form part of the corresponding item in the full accounts, shown in the annex.

(5) OTHER FINANCIAL EXPENSES AND INCOME

This heading, down BEF 1.1 billion, records mainly income from investments and financial receivables and reversals of capital subsidies. It also includes miscellaneous financial expenses (banking costs, costs linked to the creation of corporations and increase of capital, costs of capital contribution, etc.) and income (commissions, guarantees received, income from trade receivables, etc.). In 1996, this heading included exchange differences in the amount of BEF 0.5 billion relating to debt positions that in 1997 were entered as net debt expenses to enable a clearer analysis EBIT on the one hand and net debt expenses on the other hand.

(in BEF million)                                  1996              1997
Income from financial assets                       942               892
Exchange profits and losses                      1 132               297
Miscellaneous (net)                               -337              -524

Other financial expenses and income              1 737               665

(6) EBIT

EBIT is the level of results recorded by the ongoing activities of the Group before taking into account net debt expenses, taxes and elements not allocated by sector. EBIT by sector has developed as follows:

(in BEF million)                               1995        1996         1997
Chemical Sector                                11.2        11.0          7.7
Plastics Sector                                 8.8         3.5          7.7
Processing Sector                               0.8         2.5          1.9
Health                                          3.3         4.3
incl. Pharmaceuticals Sector                    3.1         3.9          4.2

Total                                          24.1        21.3         22.1

                                  EBIT / Sales

                               [GRAPHIC OMITTED]

(7) NET DEBT EXPENSES

The expenses related to net indebtedness were as follows: Net debt expenses were down 58% from 1996. To permit better analysis of results, exchange differences linked to net debt positions are recorded under this heading as of 1997. The sharp reduction in net debt expenses is due to the reduction of the Group's net debt, which fell from BEF 37.7 billion at the end of 1996 to BEF 28.9 billion at the end of 1997, relatively stable interest rates and the adjustment mentioned above.

As regards interest rates:

                                Net debt expenses

                                [GRAPHIC OMITTED]

----------
62  SOLVAY


(in BEF million)                                 1996            1997
Borrowing costs                               - 5 219         - 3 774
Income from investments                         1 539           1 361
Effects of exchange rate differences                -             860

Net debt expenses (total)                      - 3680         - 1 553

o Rates in continental Europe settled at a low level, where most of the Group's indebtedness carries variable interest rates. Sharp falls were recorded for some currencies (ESP, ITL)

o In the US, rates rose only slightly. The Group, however, was not affected as its US indebtedness almost exclusively carries fixed interest rates. Our cash and cash equivalents in US dollars continue to benefit from more favorable interest rates than those in the Deutsche mark zone.

                               Capital structure

                               [GRAPHIC OMITTED]

(8) CURRENT TAXES

Current taxes rose 13% from 1996, slightly less than the increase in earnings. The Group's average tax rate fell from 35.3% in 1996 to 34.9%.

(9) EXTRAORDINARY ITEMS

Net extraordinary items showed a positive balance of approximately BEF 0.6 billion in 1997. The figure is down from the BEF 2.1 billion generated in 1996, which had come in part from profits on the sale of the Animal Health businesses. A share of the profits was generated by the sale of activities, principally the Group's share in the Kali-Chemie Akzo joint venture and Solvay do Brasil's caustic soda and PVC activities, sold to Indupa S.A.I.C. Profit on the latter transaction relates to the interest of the minority shareholders in Indupa S.A.I.C., i.e. 48.8%. But there were also expenses: reorganization costs and provisions for emulsion PVC, persalts and hydrogen peroxide, among others, and the establishment of a provision on the order of BEF 1.7 billion for unrealized Group exchange losses on the foreign currency debts of our Asian subsidiaries.

During the second half of the year, faced with the continuing volatility of Asian currencies and having established the provision described above to cover unrealized exchange losses on the entire US dollar debt of our Asian subsidiaries, we set up an accounting hedge designed to delay the impact of potential future exchange differences until the corresponding maturity dates. The differences are then recorded as realized at the time of repayment. This mechanism covers all the emerging markets of Asia and Latin America.

Extraordinary items break down as follows:

(in BEF million)                        1996                 1997
Extraordinary income                    8.39                 4.84
Extraordinary expenses                 -5.76                -4.76
Tax effect of extraordinary items      -0.54                 0.47

Net extraordinary items                 2.09                 0.55

                                                        ------------------------
                                                        Financial Statements  63


                                [GRAPHIC OMITTED]

Consolidated balance sheet

(10) START-UP EXPENDITURES AND INTANGIBLE ASSETS

These are composed principally of start-up expenses (Incurred before the commissioning of new facilities), mining leases for trona in the US and registration and development costs related to the introduction of fluvoxamine in the US and Japanese markets. Acquired patents and licenses are also included.

Start-up expenses are amortized over five years and intangible assets on the basis of their economic lifetime.

Intangible assets rose from BEF 6.6 billion at the end of 1996 to BEF 8.8 billion, largely owing to concessions, patents and licenses following acquisition of mines at Solvay Soda Ash Joint Venture and licenses in the Pharmaceuticals Sector in the United States. Start-up expenses remained stable at BEF 1.2 billion.

(11) POSITIVE CONSOLIDATION DIFFERENCES

This is an excess in the price paid over the value, adjusted if necessary, of shareholders' equity in consolidated companies and those accounted for using the equity method; this item primarily records goodwill generated in the acquisition of companies in the fields of health, automotive products, pipes and trona, and shares purchased from minority shareholders in Kali-Chemie AG.

Goodwill is amortized over 15 years, with the exception of goodwill relating to trona mining activities (40 years) and human health (between 15 and 40 years, depending on the activity acquired).

The figures for this item are as follows:

The increase of close to BEF 1 billion in this heading is largely the result of the surcharge that the minority shareholders in Indupa S.A.I.C. agreed to pay for their share in the net assets of Solvay Indupa do Brasil. The surcharge reflects the difference between the historical cost of the assets and liabilities acquired, as recorded in the consolidated accounts, and their appraised value.

(in BEF million)
Net value at the end of 1996                        2 415
Acquisitions of activities                          1 116
Deprecation for the fiscal year                     - 261
Conversion differences                                124
Net value at the end of 1997                        3 394

(12) TANGIBLE ASSETS

This item contains the acquisition cost, adjusted if necessary, of the Group's fixed assets, less cumulative depreciation.

The net value of tangible assets rose from BEF 138.5 billion at the end of 1996 to BEF 150.6 billion at the end of 1997.

The principal factors in this growth can be summarized below:

At the end of 1997, construction in progress amounted to BEF 15.6 billion, up BEF 3.3 billion from 1996, and concerned principally Solvay Interox and Solvay Minerals' mine at Green River in the US, and the Brazilian subsidiaries.

(in BEF million)
Net value at the end of 1996                            138 466
Expenditure on fixed assets                              20 866
Depreciation                                           - 18 970
Divestitures and closures                               - 1 404
Exchange differences                                      5 299
Changes to the scope of consolidation                     6 326
Net value at the end of 1997                            150 583

----------
64  SOLVAY


                                [GRAPHIC OMITTED]

Land                                         not depreciated
industrial buildings                          20 to 30 years
Administrative buildings                      30 to 40 years
Industrial plants                             10 to 17 years
Equipment and fittings                approximately 10 years
Computer equipment                              4 to 5 years
Rolling stock                                  5 to 25 years

The lives generally used for the various categories of fixed asset are as follows:

(13) FINANCIAL ASSETS

With the exception of interests in companies valued using the equity method, financial assets are recorded on the balance sheet at the lower of purchase cost or realizable value. This heading covers:

o     interests in companies valued using the equity method

o interests in companies that, not being significant for the Group, are neither consolidated nor accounted for using the equity method

o     long-term loans to and receivables from these companies

o interests in other companies intended to create long-term relationships with them: Sofina S.A. (12.6%) and Generale de Banque S.A. (3%), and in the Pharmaceuticals sector ArQule and Cadus in the US and Innogenetics in Belgium in the field of biotechnology research

o assets relating to the Group's risk portfolio (technical reserves) bought back from insurance companies (see note 17 under "provisions").

A combination of the last item, the participating interest in Innogenetics and the sale of Plavinil accounts for the BEF 6.3 billion increase in the balance of financial assets headings in 1997.

(14) CURRENT ASSETS AND LIABILITIES

The working capital requirement consists of all inventories and trade and other receivables, less trade and other liabilities. The balance fell by BEF 6.3 billion. This was due to:

o the collection of the BEF 14.4 billion receivable from American Home Products for the sale of Animal Health

o the recovery of the deposit made at the end of 1996 to purchase the Bulgarian soda ash plant Sodi

o     the payment of the balance of the purchase price of Indupa S.A.I.C. (BEF
      1.2 billion)

o less recourse to securitization and discounting of trade receivables, and the increase in working capital requirement connected with the development of activities.

The change can be shown as follows:

(in BEF million)                                     1996               1997
Inventories                                          38 428            40 933
Trade receivables                                    46 577            56 749
Other receivables and transitory accounts            28 928            14 260
Trade payables                                     - 33 528          - 35 158
Other debts and transitory accounts                - 32 436          - 35 084

Working capital requirements                         47 969            41 700

Inventories of salable products represented an average of 24 days' sales in both 1996 and 1997. Trade receivables increased by 21.8%, more sharply than sales, and represent 66 days' sales compared to 60 days in 1996, partly the result of decreased securitization and discounting of receivables.

(15) NET INDEBTEDNESS

The Group's net indebtedness is the difference between borrowings and cash and cash equivalents (including term and demand deposits). The cash position increased by BEF 12 billion.

                                                        ------------------------
                                                        Financial Statements  65


This was the result of major inflows and outflows of funds. In particular, the BEF 14.4 billion receivable relating to the sale of the Animal Health businesses has been collected, as have the proceeds from the sale of Kali-Chemie Akzo
GmbH, Griffine Enduction and Gorvi. On the other hand, part of the cash position was used, together with cash flow, to cover the major program of investments and acquisitions implemented in 1997.

In 1998, the Group will use its cash to repay a number of major borrowings: a private placement of USD 150 million, a public placement of 1.5 billion Luxemburg Francs and a government loan of 1 billion French Eurofrancs. Indebtedness rose from BEF 44.6 billion to BEF 47.8 billion, largely as a result of exchange-rate effects. The Group's net indebtedness fell by BEF 8.8 billion to BEF 28.9 billion at the end of 1997, compared to BEF 37.7 billion at the end of 1996.

(in BEF million)                                   1996             1997
Cash and cash equivalents                          6 902           18 893
Long-term financial liabilities                   37 822           26 418
Subordinated debt                                    626              700
Debenture debt                                    27 012           14 137
Financing leases                                     537            1 679
Credit institutions                                8 965            9 139
Other borrowings                                     482              763
Short-term financial liabilities                   6 967           21 412
Current portion of
long-term debt                                     1 127           16 468
Credits institutions                               5 196            4 128
Other borrowings                                     644              726

Net financial indebtedness                        37 687           28 937

                               Net debt to equity

1989          -4
1990          19
1991          27
1992          34
1993          45
1994          38
1995          32
1996          32
1997          22
     (in %)


Net debt to equity

The Group's ratio of net debt to equity improved considerably from 1996, dropping from 32% to 22%, as a result of the combined effect of an improvement in the net debt situation and an increase in Group equity brought about by additions to reserves and strong currency markets, especially for the dollar, and an increase in minority interests. The latter factor is principally a reflection of the acquisition of Solvay Sodi in Bulgaria and Indupa S.A.IC.'s purchase of Solvay Indupa do Brasil.

Financing currencies

The Group's borrowings are generally effected through special financing vehicles, which make the proceeds of their borrowings available to the Group's operating entities. The choice of currency for a borrowing depends largely on the opportunities offered by various markets; the currency selected is not necessarily the currency of the country in which the funds will be invested. However, the proceeds of borrowings are made available to operating companies in local currencies, where necessary by means of a "currency swap" from the currency in which the financing vehicle holds the funds. The cost of currency swaps is included in borrowing costs. This enables the Group to limit the foreign exchange risks for both the financing vehicle and the final user of the funds. In emerging markets, it is not always possible to use local financial markets to borrow in local currency, either because they are too small and the funds are not available, or because of cost. In such cases strong currency borrowings are necessary. Following the devaluation of the Asian currencies, the Group set up provisions to cover potential exchange losses, and established an accounting hedge as protection against the volatility of currency markets in the region.

----------
66  SOLVAY


(in BEF million)                                     end 1997
Borrowings maturing:
  end 1998                                            16 468
  in 1999                                              3 111
  in 2000                                              5 584
  in 2001                                              4 056
  in 2002                                              3 112
  in 2003                                              2 302
  from 2003 onwards                                   13 197
  Total                                               47 830

Maturity of indebtedness

For the purposes of analysis, the sum total of revolving lines of credit has been included under permanent indebtedness.

Borrowings and facilities

The main borrowings maturing after 1998 are:

o     in the US:
      USD 100 million maturing in equal portions from now until 2002, at 8.16%, and USD 175 million maturing in equal portions from 2003 onwards, at 8.55%

o Our 44.9% share in the USD 250 million financing for Vinythai, a set of borrowings maturing at regular intervals from now until 2006, at rates ranging from 7.9 to 10.3% at December 31, 1997

o     BEF 3 billion maturing in the year 2000, at 4.64% at December 31, 1997

o     GBP 23 million maturing in portions from now until 2008 at LIBOR

o DEM 50 million maturing in portions from now until 2005 at 6.5% The Group also has access to various credit facilities. These include:

o     a commercial paper program worth USD 500 million

o a standby credit facility of DEM 1 billion or its equivalent in Euros. In addition, the Group has access to a multi-currency, multi-country program of securitization of receivables worth the equivalent of BEF 16 billion. During the 1997 fiscal year, the Group had very limited recourse to the latter program.

Derivatives

These are used to cover clearly identified financial risks only. In practice they are principally currency and interest swaps. In addition to making financing available to our operating subsidiaries (see above), currency swaps are part of our policy of insuring against transactional exchange-rate risks.

Interest swaps are a means of:

o fixing the rate for a portion of our debt (particularly in US dollars and British pounds), and
o replacing our interest rate risk relating to a portion of our debt in European currencies with an interest rate risk in Deutsche marks.
Interest swaps generally cover a period of rears.

Interest rate management

      Interest rate management operates at Group level and is applied to the balance of net indebtedness per currency. The Group is currently on a fixed rate for the US dollars and the British pounds and a floating rate for the main currencies of continental Europe. This enables it to take advantage of the differential between the short- and long-term rates for the latter currencies.

(16) SHAREHOLDERS' EQUITY

Capital

At 31 December 1997, the issued capital of Solvay S.A. had increased to BEF 50,068 million compared with BEF 32,266 million at 31 December 1996, mainly as a result of the capitalization of reserves approved at the General Shareholders' Meeting of June 5, 1997. Giving effect to the 10-for-one stock split approved at that meeting, the capital was represented at 31 December 1997 by 83 925 280 shares without par value.

                                                        ------------------------
                                                        Financial Statements  67


                               [GRAPHIC OMITTED]

During the 1997 fiscal year, 24,500 warrants issued to senior Group executives around the world were excercised, each representing the issue of 10 new shares.

During an exercise period running from February 10-27 1998, 11,640 warrants were exercised and converted into 116,400 new shares.

These entitle their holders to the balance of the dividend payable on June 11, 1998 and bring the total number of shares eligible to receive that balance to 84,041,680.

Issue premiums

The issue premiums for Solvay S.A. were capitalized on June 30, 1997.

The balance at the end of 1997 represents the premium paid as a result of the exercise of warrants in September 1997, and totals BEF 127 million.

Reserves

These were capitalized at an amount of BEF 16,309 million. The second factor in the change in reserves is net undistributed income, since the balance sheet is presented after distribution.

The dividend proposed to the General Shareholders' Meeting of Solvay S.A. is recorded under the "other liabilities" heading.

Negative consolidation differences

This heading shows negative consolidation differences recorded when companies are first included in the scope of consolidation, or first valued using the equity method.

The reduction of BEF 341 million is due to the realization of certain items. In particular, when Solvay Indupa do Brasil was sold to Indupa S.A.I.C., the portion of the negative consolidation difference resulting from the merger of Brasivil into Solvay do Brasil in 1990 was realized; that portion was therefore incorporated in the year's results up to the value of the interest of the minority shareholders in Indupa S.A.I.C.

Conversion differences

This heading records the sum of conversion differences that arise when the conversion of shareholders' equity at the end of the year is compared with the value in Belgian francs of the same shareholders' equity as it was built up over time.

Also included are differences resulting from the use of average rates in expressing results.

The increase of BEF 5,754 million was the result of two opposing factors:

o on the one hand, the appreciation of certain currencies (the US dollar in particular against the Belgian franc

o and on the other hand, exchange-rate differences generated by Solvay do Brasil as part of the integral annual revaluation of its balance sheets, which differences were not accounted for in the consolidated accounts; when Solvay Indupa do Brasil was sold to Indupa S.A.I.C. these differences were realized, up to the value of the minority shareholders' interest in the latter.

Capital Subsidies

This heading covers investment subsidies granted by public authorities. It declined when the amounts of equipment grants included in the results were prorated to reflect the depreciation recorded on the applicable equipment.

Beginning this year, new subsidies are entered under this heading and immediately recorded in results. At the same time, a corresponding depreciation is applied to the subsidized assets to bring the figure into line with their actual cost to the Group. This can be seen in the table showing changes in shareholders' equity, page 59.

In 1997, the sums concerned were insignificant.

          [GRAPHIC OMITTED]

----------
68  SOLVAY


Minority interests

This heading groups the interests of third parties in partly owned, fully consolidated subsidiaries.

They chiefly represent the interests of Asahi Glass in Solvay Soda Ash Joint Venture in the US, the minority interests in Indupa S.A.I.C. and, beginning this year, the interest of local shareholders in the Bulgarian subsidiary Solvay Sodi JS Co.

(17) PROVISIONS AND DEFERRED TAXES

In total, provisions and deferred taxes increased from BEF 56.5 billion to BEF
66.0 billion. These concern primarily pension funds and similar commitments made by the parent company and its subsidiaries to personnel, by way of ordinary pensions and provisions for early retirement -- a total of BEF 21.4 billion.

The heading also includes deferred taxes totaling BEF 8 billion -- up an appreciable BEF 2.2 billion from 1996 as a result both of accelerated tax depreciation by our American businesses and the appreciation of the US dollar.

The remainder of BEF 36.6 billion (up BEF 1 billion from 1996), represents the costs of major repairs and maintenance (BEF 1 billion, unchanged from 1996) and also a number of risks and charges connected with:

o     mining activities, the basis for a number of Group products

o increasing constraints governing the disposal and treatment of waste, which remain technically unavoidable in certain activities, yet represent an ever-growing concern along with other aspects of environmental protection

o production and marketing activities ("product" and "country" risks, civil liability for products); and, finally

o the Group's relations with others involved in or affected by Group activities (customers, suppliers, staff, authorities, local communities, partners in subsidiaries and participating interests, etc.).

Some of these risks cannot be insured by a third party, or can be only partially covered (franchises, guarantee ceilings, etc.). The Group has therefore gradually built up a provision to cover these risks and expenses as far as they can be assessed at the general management level. For inventory, this provision is adjusted to an appropriate level. In addition, the insurance company ICInsurance has decided to withdraw from Blair International Insurance (Cayman) Ltd., which it owned jointly with the Solvay Group. Now free to act with the company, Solvay has decided to recover its risk portfolio from the insurance companies managing it. The provisions intended to cover such risks "technical reserves" are now recorded as Group provisions. At December 31, 1997, these stood at around USD 150 million, and the corresponding assets are recorded under financial assets.

Solvay Group Insurance policy

The Solvay Group's policy is to use insurance to cover all catastrophic hazards, where insurance is compulsory, and where it is economically the best option for allocating risk. The Group will therefore seize every new opportunity offered by the insurance market to reduce the financial impact of accidents that could have a major effect on its assets, profits, and civil liability.

                                                        ------------------------
                                                        Financial Statements  69


Changes to the scope of consolidation

The Group consists of Solvay S.A. and its subsidiaries and affiliated companies, numbering 315 and located in 43 countries. Of these, 148 are fully consolidated, 20 are proportionally consolidated and four are accounted for using the equity method; the other 136 are too small to be consolidated.

In comparison with 1996, the changes in the scope of consolidation were as follows:

A. Fully consolidated companies

ADDITIONS
1.    Acquisitions
      o     Solvay Sodi JS Co (Bulgaria)

2.    Increased holdings
      o     Oy Finnish Peroxides AB (Finland)
      o     Blair International Insurance (Cayman) Ltd
      o Solvay Engineered Polymers, Inc., (formerly: D & S Plastics International) (USA)
      o     Research Polymers International, Inc (USA)

3.    Reorganization
      o Solvay S.A. has converted its Spanish branch into a subsidiary, Solvay Espana SL.
      o It has also reorganized its European polyolefins activity into Solvay Polyolefins Europe S.A., Solvay Polyolefins Europe Belgium S.A., Solvay Polyolefins Europe - France S.A., Solvay Polyolefins Europe - Italia S.p.A.
      o Abelia Decors S.A. has reorganized its marketing activities into a subsidiary, Abelia France S.A.
      o Alkor Kunststoffe GmbH (Germany) has reorganized its marketing activity into a subsidiary, Alkor Folien GmbH (Germany)
      o Argentinian Stocks Investments Ltd, Brazilian Stocks Investments Ltd, Korean Stocks Investments Ltd, and Global Stocks Investments Ltd (United Kingdom) have been set up as part of the accounting hedge (see page 62)
      o     Solvay do Brasil S/A (Brazil) has been split into four companies:
            Solvay do Brasil Ltda, Solvay Polietileno Ltda, Solvay Holding Ltda and Solvay Indupa do Brasil Ltda. The last two have been sold to the Argentinian company INDUPA S.A.I.C.
      o Solkatronic Chemicals (US) has reorganized its fluorine activity into Solvay Fluorides, Inc. (US).
      o Solvay Engineered Polymers (US) has reorganized its Canadian activity into a subsidiary Solvay Engineered Polymers, Inc. (Canada)
      o Solvay Pharma Inc. in Canada has reorganized its R&D activity into a subsidiary, Solvay Pharma Clinical Inc.

4.    Growth of companies that previously did not meet the size criteria
      o     Solvay Finance (Cayman) Ltd
      o     Thai Stocks Investments Ltd (United Kingdom)

DELETIONS
1.    Interests sold to third parties
      o     Gorvi S.A. (Spain)
      o     Griffine Enduction (France), established as a subsidiary in 1997
      o     Malharia Industrial do Nordeste S/A (Brazil)
      o     Plasticos Plavinil S/A (Brazil)

2.    Mergers, absorptions, reorganization
      o     Alkor-Draka S.A., Courbevoic, merged with Griffine Industries SA
            (France)
      o Lyssia GmbH, Hannover, and Duphar Pharma GmbH & Co KG. Hannover, merged with Solvay Arzneimittel GmbH (Germany)
      o     Sporic AG, Chur, merged with Solvay (Switzerland) AG
      o L.A. (Holdings), Inc., L.P. Inc. et Solvay Peroxygen, Inc. merged with Solvay Interox, Inc. (USA)
      o     Canlac Corporation merged with Solvay Pharma, Inc. (Canada)
      o Solvay Finance (Dutch East Indies) NV merged with Solvay Finance International NV

B.    Companies consolidated by proportional consolidation

ADDITIONS
1.    Establishment of a new subsidiary
      Solvay Sodi Holding AG (Austria) in joint control with our partners (Sisecam and EBRD) for the acquisition of Solvay Sodi JS Co (Bulgaria). The Group holds a 67% stake in the latter, which therefore is fully consolidated.

2.    Growth of a company that previously did not meet the size criteria
      o     Pipelife Fatra Spal s.r.o. (Czech Republic).

DELETIONS
1.    Interests sold to third parties
      o     Kali-Chemie Akzo GmbH (Germany)

2.    Mergers, absorptions, reorqanization
      o Societe Mediterranenne de Plastiques Agricoles (M.P.A.) S.A. and France Tube S.A. merged with Pipelife France S.A.

----------
70  SOLVAY

List of Consolidated companies

COMPANIES TO BE FULLY CONSOLIDATED

--------------------------------------------------------------------------------
COUNTRY            Name and registered office                                  %
                                                                         control
================================================================================
BELGIUM            Alkor Draka & Cie SNC, Oudenaarde
                   (formerly Plavina S.N.C.)                                 100
                   Mutuelle Solvay S.C.S., Brussels                         99,9
                   Ondex & Cie S.N.C. Brussels                               100
                   Solvay Coordination Internationale des
                   Credits Commereciaux (CICC) S.A., Brussels                100
                   Solvay Interox S.A., Brussels                             100
                   Solvay Pharma & Cie S.N.C., Brussels                      100
                   Solvay Polyolefins Europe SA., Brussels,
                   Solvay Polyolefins Europe - Belgium S.A., Brussels        100
                   Solvie & Cie S.N.C., Brussels                             100
                   Venilia & Cie S.N.C. Zaventem                             100
GRAND-DUCHY OF LUXEMBOURG
                   Solvay Finance (Luxembourg) SA., Luxembourg               100
NETHERLANDS        Bockelo Folien B.V. Enschede                              100
                   Physica B.V, Weesp                                        100
                   Plavina Benelux B.V., Weesp                               100
                   Sodufa B.V., Weesp                                        100
                   Solvay Chemie B.V., Linne-Herten                          100
                   Solvay Draka B.V., Enkhuizen                              100
                   Solvay Finance B.V., Weesp                                100
                   Solvay lnterox B.V., Linne-Herten                         100
                   Solvay Interox Holding B.V., Weesp                        100
                   Solvay Pharma B.V., Weesp                                 100
                   Solvay Pharmaceuticals B.V., Weesp
                   (formerly Solvay Duphar B.V.)                             100
FRANCE             Abelia, Puteaux                                           100
                   Abelia Decors SA, Puteaux                                 100
                   Alkor Draka SA. Roissypole Le Dome                        100
                   Barytine de Chaillac S.A., Chaillac                       100
                   Buflon S.A., Puteaux                                      100
                   Ondex S.A., Chevigny-St-Sauveur                           100
                   Saline Cerebus et de Bayonne S.A., Paris
                   (formerly SISB)                                           100
                   Solvay Automotive France S.A., Laval                      100
                   Solvay Finance France S.A., Paris                         100
                   Solvay Interox S.A., Paris                                100
                   Solvay Pharma S.A., Suresnes                             99,9
                   Solvay Polyolefins Europe - France S.A., Paris            100
                   Soplachim S.A., Paris                                     100
                   Venilia S.A., Rueil-Malmaison                             100
ITALY              Adriaplast S.p.A., Monfalcone                             100
                   Caleppiovinil S.p.A., Fucine di Ossana                    100
                   GOR Applicazioni Speciali S.p.A., Buriasco                100
                   Societa Elettrochimica Solfuri e Cloroderivati
                   (ELESO) S.p.A., Milano                                    100
                   Societa Generale per l'lndustria della Magnesia
                   (SGIM) S.p.A., Angera                                     100
                   Solvay Bario e Derivati (SABED) S.p.A., Massa             100
                   Solvay lnterox S.p.A., Milan                              100
                   Solvay Pharma S.p.A., Grugliasco                          100
                   Solvay Polyolefins Europe - Italia S.p.A., Rosignano      100
GERMANY            Solvay Deutschland GmbH, Hannover                         100
                   Alkor Deco Vertriebs GmbH. Grafelfing                     100
                   Alkor Draka Handel GmbH, Wuppertal                        100
                   Alkor Folien GmbH, Thansau                                100
                   Alkor GmhH Kunstoffe, Munich                              100
                   Berka Speditions-und Schiffahrt GmbH,
                   Hannover                                                  100
                   DMS Verwaltungs GmbH. Solingen                            100
                   Hoelzle & Chelius Verwaltungs GmbH,
                   Hannover                                                  100
                   Kali-Chemie AG, Hannover                                 98,2
                   Salzgewinnungsgesellschaft Westfalen mbH,
                   Ahaus-Graes                                                65
                   Solvay Alkali GmbH, Hannover                              100
                   Solvay Arzneimittel GmbH, Hannover                        100
                   Solvay Automotive GmbH, Bad Harzburg                      100
                   Solvay Barium Strontium GmbH, Hannover                    100
                   Solvay Fluor and Derivate GmbH, Hannover                  100
                   Solvay Fluor and Derivate Holding GmbH, Hannover          100
                   Solvay lnterox GmbH, Hannover                             100
                   Solvay Kali-Chemie Holding, Hannover                      100
                   Solvay Kunstoffe GmbH, Hannover                           100
                   Solvay Pharmaceuticals GmbH, Hannover                     100
                   Solvay Salz, GmbH, Hannover                               100
                   Sulvay Verarbeitung Holding GmbH, Hannover                100
                   Solvay Verwaltungs- und Vermittlungs GmbH,
                   Hannover                                                  100
SPAIN              Solvay Espana S.L., Barcelona                             100
                   Alkor Draka Iberica S.A., Barcelona
                   (formerly Manhusa)                                        100
                   Duphar S.A., Barcelona                                    100
                   Electrolisis de Torrelavega A.E.I., Torrelavega           100
                   Hispavic Industrial S.A., Barcelona                       100
                   Nezel S.A., Bareclona                                     100
                   Solvay Automotive Iberica S.A., Gava                      100
                   Solvay Fluor lberica S.A., Tarragona                      100
                   Solvay Interox S.A., Barcelona                            100
                   Solvay Minerales S.A., Barcelona
                   (formerly Kali-Chemie Iberica)                            100
                   Solvay Pharma S.A. Barcelona                              100
                   Venilia S.A., Gava                                        100
SWITZERLAND        Solvay (Schweiz) AG, Zurzach                              100
                   Dutraco S.A., Delemont                                    100
                   Ingetra AG, Basel                                         100
                   Solvay Pharma AG, Bern                                    100
                   Soltraco AG, Basel                                        100
PORTUGAL           Solvay Farma Lda, Lisbon                                  100
                   Solvay lnterox -- Produtos Peroxidados Lda, Lisbon        100
                   Solvay Portugal - Participacoes (SGPS) Lda, Lisbon        100
                   Solvay Portugal - Produtos Quimicos S.A., Lisbon          100
AUSTRIA            Solvay Osterreich AG, Vienna                              100

                               [GRAPHIC OMITTED]

                                                        ------------------------
                                                        Financial Statements  71


--------------------------------------------------------------------------------
COUNTRY            Name and registered office                                  %
                                                                         control
================================================================================
                   Solvay Pharma GmbH, Klosterneuburg                        100
UNITED KINGDOM
                   Alkor Draka Ltd, Watford                                  100
                   Argentinian Stocks lnvestments Ltd, St Peter Port         100
                   Brazilian Stocks Investments Ltd, St Peter Port           100
                   Korean Stocks Investments Ltd, St Peter Port              100
                   Global Stocks Investments Ltd, St Peter Port              100
                   Solvay Automotive Ltd, Pontypridd                         100
                   Solvay Chemicals Ltd, Hemel Hempstead                     100
                   Solvay Healthcare Ltd, Southampton                        100
                   Solvay Interox Ltd, Warrington                            100
                   Solvay UK Holding Company Ltd, Hemel Hempstead            100
                   Thai Stocks Investments Ltd, St Peter Port                100
BULGARIA           Solvay Sodi JS Co, Devnya                                  67
DENMARK            Alkor Draka Nordic K/S, Albertslund                       100
FINLAND            Oy Finnish Peroxides AB, Voikkaa                           75
UNITED STATES
                   Solvay America, Inc., Houston TX                          100
                   Hedwin Corporation, Baltimore, MD                         100
                   Research Polymers International, Inc., Grand Prairie, TX  100
                   Solkatronic Chemicals, Inc. Fairfield, NJ                 100
                   Solvay Alkalis, Inc., Houston,TX                          100
                   Solkay America Funding Company Houston, TX                100
                   Solvay Automotive, Inc., Troy, MI                         100
                   Solvay Compounding, Inc., Houston, TX                     100
                   Solvay Engineered Polymers, Grand Prairie, TX             100
                   Solvay Finance (America) Inc., Houston, TX                100
                   Solvay Fluorides Inc., Greenwich
                   Solvay Industrial Films, Inc., Baltimore, MD              100
                   Solvay Interox, Inc., Houston, TX                         100
                   Solvay Management Services, Inc., Houston, TX             100
                   Solvay Minerals, Inc., Houston, TX                        100
COMPANIES TO BE CONSOLIDATED PROPORTIONALLY
--------------------------------------------------------------------------------
COUNTRY            Name and registered office                                  %
                                                                         control
================================================================================
BELGIUM            Polva Pipelife S.A., Kalmthout                             50
NETHERLANDS
                   Polva Pipelife B.V., Fnkhuizen                             50
FRANCE             Pipelife France S.A., Deols-Chateauroux                    50
ITALY              SAFIPLAST S.p.A., Pisticci (Matera)                        50
GERMANY            Deutsche Baryt-Industrie Dr Rudolf
                   Alberti GmbH & Co KG, Bad Lauterberg                       50
                   Pipelife Rohrsysteme Gmbh,
                   Bad Zwischenahn-Ekern                                      50
                   Pipelife Rohrsyteme Golzau GmbH, Golzau                    50
                   Witco Solvay Duromer GmbH, Bergkamen                       50
SPAIN              Pipelife Hispania S.A., Granollers                         50
                   Viniclor S.A., Madrid                                      55

COMPANIES TO BE EVALUATED UNDER THE EQUITY METHOD
--------------------------------------------------------------------------------
COUNTRY            Name and registered office                                  %
                                                                         control
================================================================================
FRANCE             Clement - R.P.C. S.A., Gennevilliers                       49
SLOVENIA           Belinka Perkemija D.D., Ljubljana                          20
                   Solvay Olefins L.P., Houston, TX                          100
                   Solvay Performance Chemicals, Inc., Houston, TX           100
                   Solvay Petrochemicals, Inc., Houston TX                   100
                   Solvay Pharmaceuticals, Inc., Marietta, GA                100
                   Solvay Polymers, Inc., Houston, TX                        100
                   Solvay Soda Ash Joint Venture, Houston, TX                 80
CANADA             Solvay Automotive Canada, Inc., Blenheim                  100
                   Solvay Engineered Polymers (Canada), Inc,
                   Concord                                                   100
                   Solvay Pharma Inc., Scarborough
                   (formerly Solvay Kingswood)                               100
                   Solvay Pharma Canada, Inc., Scarborough                   100
                   Solvay Pharma Clinical, Inc., Scarborough                 100
MEXICO             Solvay Quimica Y Minera S.A. de C.V.,
                   Monterrey                                                  90
DUTCH EAST INDIES
                   Solvay Finance International N.V., Curacao                100
CAYMAN             Blair International Insurance (Cayman) Ltd,
                   Georgetown                                                100
                   Solvay Finance (Cayman) Ltd, Georgetown                   100
BRAZIL             Solvay do Brazil Ltda, Sao Paulo                          100
                   CBCC - Companhia Brasileira Carbureto de
                   Calcio, Rio de Janeiro                                   99,9
                   Solvay Holding Ltda, Sao Paulo                            100
                   Solvay - Indupa do Brasil Ltda, Sao Paulo                 100
                   Solvay Polietieno Ltda, Sao Paulo                         100
ARGENTINA          Derivados Petroquimicos Sociedad de
                   Inversion S.A., Buenos Aires                              100
                   INDUPA S.A.I.C., Bahia Blanca                            51,2
                   Solvay Quimica S.A., Buenos Aires                         100
AUSTRALIA          Solvay Interox Pty Ltd. Banksmeadow                       100
JAPAN              Nippon Solvay KK,Tokyo                                    100
                   Solvay Seiyaku KK, Tokyo                                  100
THAILAND           Peroxythai Ltd, Bangkok                                  66,5
SINGAPORE          Solvay Asia Pacific Pte Ltd, Singapore                    100
--------------------------------------------------------------------------------
COUNTRY            Name and registered office                                  %
                                                                         control
================================================================================
AUSTRIA            Pipelife Rohsysteme GmbH & Co Nfg KG,
                   Wiener Neudorf                                            50
                   Solvay Sodi Holding AG, Vienna                           56,8
HUNGARY            Pannonpipe Muanyagipari KFT, Budapest                      25
GREECE             Pipelife Hellas S.A., Athens                               50
CZECH REPUBLIC
                   Pipelife Fatra Spol s.r.o., Otrokovice                   33,5
BRAZIL             Peroxidos do Brasil Ltda, Sao Paulo                      69,4
JAPAN              Nippon Peroxide Co Ltd, Tokyo                             25
THAILAND           Vinythai Public Company Ltd, Bangkok                     44,9
SOUTH KOREA
                   Daechan Specialty Chemicals Co Ltd, Seoul                  50
                   Hanwha Advanced Materials Co Ltd, Seoul                    50
--------------------------------------------------------------------------------
COUNTRY            Name and registered office                                  %
                                                                         control
================================================================================
INDIA              Duphar Interfran Ltd, Bombay                             38.9
                   National Peroxide Ltd, Bombay                            25.1

                                [GRAPHIC OMITTED]

----------
72  SOLVAY

Valuation rules

The following are the valuation rules adopted for these statements:

1. Start-up expenditures

Start-up expenditures are amortized over a maximum period of five years; in all cases, fees and reimbursement premiums for borrowings are amortized over the period of the corresponding borrowings.

2. Intangible assets

Intangible fixed assets are valued at acquisition cost. To the extent that their utilization is limited in time, intangible fixed assets acquired from third parties are amortized on a straight-line basis over their expected period of utilization. Research costs are expensed in the year in which they are incurred. Costs related to applications for or the issuance or utilization of a patent or trademark are recorded as assets at cost, to the extent that this does not exceed a reasonable estimate of the future value of utilization of or return on the patent or trademark.

3. Consolidation differences

At the time of consolidation of a new subsidiary or at the time of proportional consolidation of an interest in a new affiliate, or on acquisition of the remainder of an interest in an entity, the book value of the shares or interests in such company is compared to the portion they represent of the net assets of the company, taking into account, if necessary, any revaluation of the assets and liabilities. A consolidation difference is established in this way; it is recorded under the heading "Consolidation differences", under liabilities if it is negative and under assets if it is positive. A positive difference is amortized over its anticipated economic life in accordance with a method adopted by the Board of Directors. Amortization charges are accelerated if changes in circumstances indicate that the asset may be overvalued.

4. Tangible assets

Tangible fixed assets are recorded at acquisition cost, which is revalued as required by law.

Tangible fixed assets with a limited useful life are depreciated on a straight-line basis over their estimated lives; however, they may be subject to anticipated, accelerated or retarded depreciation.

5. Financial assets and receivables maturing in more than one year

Interests which are neither consolidated nor recorded under the equity method, as well as receivables maturing in more than one year, are recorded at acquisition cost.

Financial fixed assets and receivables maturing in more than one year are written down when it appears that they are less valuable than their acquisition cost or the value recorded under the equity method.

6. Inventories

Inventory values are generally determined by using weighted-average-cost or LIFO methods. Cost of goods sold includes, in addition to costs of production directly attributable to products, those which are indirectly attributable, as well as depreciation and amortization. When products from inventory are transferred within the group, their inventory value is carried at the cost of goods sold, as if these transfers were effected at cost price.

7. Orders in process

Orders in process are valued at cost, without any finance charges.

8. Receivables and liabilities

These are recorded on the balance sheet at face value. Receivables are written down if their payment at maturity is, in whole or in part, uncertain.

                                                        ------------------------
                                                        Financial Statements  73


9. Provisions for risks and charges

1) PROVISIONS FOR PENSIONS AND SIMILAR OBLIGATIONS

Provisions for pensions and similar obligations are estimated according to actuarial procedures, using standard mortality tables and interest rates in each country.

2) PROVISION FOR TAXES

This provision is intended to cover taxes which may result from adjustments to the taxable base or to the calculation of the tax.

3) PROVISIONS FOR MAJOR REPAIRS AND MAINTENANCE

This lump-sum provision is intended to cover expenses of this type.

4) PROVISIONS FOR OTHER RISKS AND CHARGES

At the close of the fiscal year, there is a review of risks which could justify the creation of new provisions or the use of existing provisions.

1O. Conversion into Belgian francs of financial statements of foreign companies and assets and liabilities expressed in foreign currencies

In the statements of branches and subsidiaries, monetary assets and liabilities recorded in foreign currencies are converted at the exchange rate in effect at the end of the year; the exchange-rate differences realized in transactions in foreign currencies are recorded in the income statement, as are unrealized exchange losses, while unrealized exchange profits are recorded in transitory accounts on the balance sheet.

At the time of consolidation, the statements of companies located in high-inflation countries are subject to preliminary adjustments required or permitted by local authorities. The recorded assets and liabilities (other than shareholders' equity), rights and commitments of such companies are then converted into Belgian francs at year-end rates. Shareholders' equity of affiliated companies is maintained at historical value and conversion differences on such values are recorded in a separate entry.

Income and expenses of branches and foreign affiliates are converted into Belgian francs at the average exchange rate for the year. The principal exchange rates used for conversions in the accounts are as follows:

Number of Belgian francs per unit of currency

                                                        End of year               Average
                                                      1996        1997        1996         1997

ECU                                   XEU          39.7525     40.7750     38.9623      40.4169
Dutch guilder                         NLG          18.3555     18.3025     18.3640      18.3303
French franc                          FRF           6.1115      6.1655      6.0656       6.1323
Italian lira                          ITL           0.0210      0.0210      0.0203       0.0210
German mark                           DEM          20.6020     20.6280     20.5822      20.6349
Spanish peseta                        ESP           0.2443      0.2436      0.2444       0.2440
Austrian schilling                    ATS           2.9279      2.9325      2.9253       2.9320
Portuguese escudo                     PTE           0.2046      0.2017      0.2012       0.2038
Finnish markka                        FIM           6.8945      6.8090      6.7436       6.8843
Pound sterling                        GBP          54.3925     61.1425     49.0255      58.7833
American dollar                       USD          32.0050     36.9200     31.0542      35.8477
Argentine austral                     ARS          32.0050     36.9200     31.1139      36.0091
Brazilian real                        BRC          30.6792     33.0706     30.8279      33.3086
Thai baht                             THB           1.2436      0.7805      1.2276       1.1791
Japanese yen                          JPY           0.2750      0.2838      0.2840       0.2950
South Korean Won                      KRN           0.0377      0.0261      0.0383       0.0381

----------
74  SOLVAY


Financial data (in BEF million)

BALANCE SHEET                          1989       1990       1991       1992       1993       1994       1995       1996       1997
Assets
Fixed assets                          97 740    113 077    131 967    155 670    160 060    152 438    149 026    162 289    183 789
Start up expenditures and
intangible assets                      1 617      2 755      3 841      8 412      9 402      8 562      7 851      7 783      9 938
Consolidation differences
(goodwill)                             1 176      2 525      2 503      3 182      3 105      2 587      2 414      2 415      3 394
Tangible assets                       75 828     84 949    106 410    131 250    135 339    128 226    125 612    138 466    150 583
Financial assets                      19 119     22 848     19 213     12 826     12 214     13 063     13 149     13 625     19 874
Current assets                       145 836    162 847    145 099    106 944    108 300    111 814    113 004    120 835    130 835
Inventories                           36 108     38 688     41 682     42 130     40 528     37 584     38 909     38 428     40 933
Trade receivables                     50 242     51 228     45 528     37 106     35 945     42 776     42 782     46 577     56 749
Other receivables                     15 256     21 166     22 752     16 743     15 127     15 009     13 796     28 928     14 260
Cash or cash equivalents              44 230     51 765     35 137     10 965     16 700     16 445     17 517      6 902     18 893

TOTAL ASSETS                         243 576    275 924    277 066    262 614    268 360    264 252    262 030    283 124    314 624

Shareholders' equity and liabilities
Total equity                          91 677     93 038    102 161    106 851     98 235     98 111     99 614    116 066    130 547
Shareholders' equity                  86 359     89 165     99 025    103 263     94 273     94 778     96 618    108 625    119 806
Minority interests                     5 318      3 873      3 136      3 588      3 962      3 333      2 996      7 441     10 741
Provisions and deferred taxes         54 350     55 006     54 623     49 984     53 165     51 572     53 089     56 505     66 005
Liabilities                           97 549    127 880    120 282    105 779    116 960    114 569    109 327    110 553    118 072
Financial liabilities                 40 310     69 525     59 237     50 010     60 469     53 911     49 244     44 589     47 830
o due in more than one year           22 777     46 233     39 656     32 155     48 402     40 063     37 285     37 622     26 418
o due within one year                 17 533     23 292     19 581     17 855     12 067     13 848     11 959      6 967     21 412
Trade liabilities                     26 093     27 299     31 626     28 284      28 67     32 725     30 602     33 528     35 158
Other liabilities                     31 146     31 056     29 419     27 485     27 884     27 933     29 481     32 436     35 084
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                 243 576    275 924    277 066    262 614    268 360    264 252    262 030    283 124    314 624

RATIOS (%)
Return on equity                        18.2       17.1        12.2       9.2         -7        8.1       12.6       11.7      10.5
Net Debt to equity ratio                  -4         19          22        36         45         38         32         32        22

Definitions

ROE: Consolidated net income/total equity

Net Debt to equity ratio: Net indebtedness / equity

                                                        ------------------------
                                                        Financial Statements  75


[GRAPHIC OMITTED]

INCOME (in BEF million)             1989       1990       1991       1992       1993        1994       1995(1)    1996       1997
Sales                              265 798    255 241    254 801    254 470    244 146     262 227    273 353    281 967    310 979
Cost of sales                     -166 261   -167 101   -171 851   -171 188   -169 101    -175 619   -196 907   -206 263   -231 846
Gross margin                        90 537     88 140     82 950     83 282     75 045      86 608     76 446     75 704     79 133
General and sales overhead         -46 710    -49 167    -53 795    -57 732    -58 697     -57 683    -39 777    -42 038    -42 912
Research expenditures              -11 965    -12 846    -12 866    -12 185    -12 052     -11 489    -11 811    -12 303    -11 471
Other operating expenses
and income                          -2 632        -88        501      1 202     -3 054      -3 371     -2 349     -1 779     -3 570
Operating results                   29 230     26 039     16 790     14 567      1 242      14 065     22 509     19 584     21 180
Financial expenses
and income                             722     -1 870     -4 456     -4 181     -4 412      -3 769     -3 534     -1 943       -888
Current taxes                       -9 746     -7 201     -2 293     -1 859       -783      -3 382     -6 472     -6 233     -7 073
Share in earnings of
companies valued according
to the equity method                   386        833        570          5         -9          23         36        134         -6
Net earnings before
extraordinary items                 20 592     17 801     10 611      8 532     -3 962       6 937     12 539     11 542     13 213
Extraordinary items (net)           -3 880     -1 891      1 829      1 347     -2 950       1 023        -32      2 087        549
Consolidated net income             16 712     15 910     12 440      9 879     -6 912       7 960     12 507     13 629     13 762
Minority interests                   1 239        937        754        124        253         269        216        328        430
Solvay's share of earnings          15 473     14 973     11 686      9 755     -7 165       7 691     12 291     13 301     13 332
Depredation and amortization        14 910     15 461     17 518     19 407     19 085      18 967     18 259     19 416     20 098
Cash flow                           31 622     31 371     29 958     29 286     12 173      26 927     30 766     33 045     33 860

RATIOS
Gross margin as a percentage
of sales                              35.3       34.5       32.6       32.7       30.7          33         28       26.8       25.4
Times charges earned (2)                --       27.2        5.3        3.4        0.5           3        5.9        5.8       15.7
Current taxes/Current earnings
before tax as a %                       32         29         18         18         17          33         34         35         35

(1) From 1995 the gross margin is calculated after distribution and warehousing costs. Before that change the 1995 gross margin amounted to BEF 95,591 million.

(2) Times charges earned : Earnings before taxes and extraordinary items and net debt expenses/net debt expenses.

           [GRAPHIC OMITTED]

----------
76  SOLVAY

Notes:

                 Financial statements of
                 the Solvay Group

                       Statutory Annex

                 78    Consolidated financial statements
                 80    Balance sheet - Income statement
                 82    Notes to consolidated statement
                 85    The External Auditor's report on the consolidated
                       financial statements of the Solvay Group
                 86    Financial statements of Solvay S.A. (summary)

----------
78  SOLVAY

                               [GRAPHIC OMITTED]

Consolidated Balance Sheet

                                                                        --------
ASSETS (in BEF million)                                        1996         1997
                                                                        --------
FIXED ASSETS                                                162 289      183 789
                                                                        --------
I.    Start-up expenditures                                   1 207        1 147
                                                                        --------
II.   Intangible assets                                       6 576        8 791
                                                                        --------
III.  Consolidation differences (goodwill)                    2 415        3 394
                                                                        --------
IV.   Tangible assets                                       138 466      150 583
                                                                        --------
      A.   Land and buildings                                33 365       35 442
                                                                        --------
      B-C. Plant, machinery and equipment,                   91 514       97 129
                                                                        --------
           rolling stock and personal property
                                                                        --------
      D.   Financing leases and similar rights                  785        1 875
                                                                        --------
      E.   Other tangible fixed assets                          538          535
                                                                        --------
      F.   Construction in progress                          12 264       15 602
                                                                        --------
V.    Financial assets                                       13 625       19 874
                                                                        --------
      A.   Companies valued under the equity method             788          453
                                                                        --------
           1.   Investments                                     443          453
                                                                        --------
           2.   Receivables                                     345
                                                                        --------
      B.   Other companies                                   12 837       19 421
                                                                        --------
           1.   Investments, shares and equity certificates  10 214       11 120
                                                                        --------
           2.   Receivables                                   2 623        8 301
                                                                        --------

                                                                        --------

                                                                        --------

                                                                        --------
CURRENT ASSETS                                              120 835      130 835
                                                                        --------
VI.   Receivables maturing in more than one year              1 246        1 456
                                                                        --------
      A.   Trade receivables                                     77           46
                                                                        --------
      B.   Other receivables                                  1 169        1 410
                                                                        --------
VII.  Inventories and orders in progress                     38 428       40 933
                                                                        --------
      A.   Inventories                                       37 458       40 199
                                                                        --------
           1.   Supplies                                     14 434       15 372
                                                                        --------
           2.   Work in progress                              3 675        3 633
                                                                        --------
           3-4. Finished goods and merchandise               18 998       20 656
                                                                        --------
           5.   Real property to be sold
                                                                        --------
           6.   Down payments                                   351          538
                                                                        --------
      B.   Orders in progress                                   970          734
                                                                        --------
VIII. Receivables maturing within one year                   70 931       65 951
                                                                        --------
      A.   Trade receivables                                 46 500       56 703
                                                                        --------
      B.   Other receivables                                 24 431        9 248
                                                                        --------
IX.   Short-term cash investments                             5 741       14 010
                                                                        --------
      A.   Treasury shares
                                                                        --------
      B.   Other investments                                  5 741       14 010
                                                                        --------
X.    Cash and cash equivalents                               1 161        4 883
                                                                        --------
XI.   Transitory accounts                                     3 328        3 602
                                                                        --------

                                                                        --------
TOTAL ASSETS                                                283 124      314 624
                                                                        --------

                                                             -------------------
                                                             Statutory Annex  79


SHAREHOLDERS' EQUITY & LIABILITIES (in BEF million)            1996         1997
                                                                        --------
TOTAL EQUITY                                                116 066      130 547
                                                                        --------
SHAREHOLDERS' EQUITY                                        108 625      119 806
                                                                        --------
I.    Capital                                                32 266       50 068
                                                                        --------
      A.   Issued capital                                    32 266       50 068
                                                                        --------
      B.   Unpaid issued capital (-)                             --
                                                                        --------
II.   Issued premiums                                         1 226          127
                                                                        --------
III.  Revaluation surplus                                     4 492        3 409
                                                                        --------
IV.   Reserves                                               65 268       55 837
                                                                        --------
V.    Consolidation differences (goodwill)                    1 568        1 227
                                                                        --------
VI.   Conversion differences                                  2 350        8 104
                                                                        --------
VII.  Capital Subsidies                                       1 455        1 034
                                                                        --------
THIRD-PARTY INTERESTS
                                                                        --------
VIII. Minority interests                                      7 441       10 741
                                                                        --------
PROVISIONS AND DEFERRED TAXES                                56 505       66 005
                                                                        --------
IX.   A.   Provisions for risks and charges                  50 696       57 956
                                                                        --------
           1.  Pensions and similar obligations              21 065       21 391
                                                                        --------
           2.  Taxes                                          1 961        2 131
                                                                        --------
           3.  Major repairs and maintenance                  1 008          972
                                                                        --------
           4.  Other                                         26 662       33 462
                                                                        --------
      B.   Deferred taxes                                     5 809        8 049
                                                                        --------
LIABILITIES                                                 110 553      118 072
                                                                        --------
X.    Liabilities due un more than one year                  41 872       31 436
                                                                        --------
      A.   Financial liabilities                             37 625       26 418
                                                                        --------
           1.  Subordinated loans                               626          700
                                                                        --------
           2.  Non-subordinated debenture loans              27 011       15 084
                                                                        --------
           3.  Financing leases and similar debts               537        1 679
                                                                        --------
           4.  Credit institutions                            8 969        8 192
                                                                        --------
           5.  Other loans                                      482          763
                                                                        --------
      B.   Trade payables                                        76            0
                                                                        --------
           1.  Accounts payable                                  54
                                                                        --------
           2.  Bills payable                                     22
                                                                        --------
      C.   Down payments                                        993          548
                                                                        --------
      D.   Other liabilities                                  3 181        4 470
                                                                        --------
XI.   Liabilities due within one year                        65 207       83 086
                                                                        --------
      A.   Current portion of long-term debt                  1 166       16 468
                                                                        --------
      B.   Financial liabilities                              5 840        4 944
                                                                        --------
           1.  Credit institutions                            5 196        4 218
                                                                        --------
           2.  Other loans                                      644          726
                                                                        --------
      C.   Trade payables                                    31 573       35 158
                                                                        --------
           1.  Accounts payable                              29 552       33 324
                                                                        --------
           2.  Bills payable                                  2 021        1 834
                                                                        --------
      D.   Down payments                                        848        1 273
                                                                        --------
      E.   Taxes, wages, salaries and benefits payable       10 971        9 917
                                                                        --------
           1.  Taxes                                          2 954        1 800
                                                                        --------
           2.  Wages, salaries and benefits                   8 017        8 117
                                                                        --------
      F.   Other liabilities                                 14 809       15 326
                                                                        --------
XII.  Transitory accounts                                     3 474        3 550
                                                                        --------
TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES                  283 124      314 624
                                                                        --------

----------
80  SOLVAY


Consolidated income statement

                                                                        --------
From 01/01 through 12/31 (in BEF million)                      1996         1997
                                                                        --------
I.    Sales                                                 281 967      310 979
                                                                        --------
II.   Cost of sales                                        -206 263     -231 846
                                                                        --------
III.  Gross margin                                           75 704       79 133
                                                                        --------
IV/V. General and sales overheads                           -42 038      -42 912
                                                                        --------
VI.   Research expenditures                                 -12 303      -11 471
                                                                        --------
VII.  Other operating income                                  2 308        1 895
                                                                        --------
VIII. Other operating expenses                               -4 087       -5 465
                                                                        --------
IX.   Operating earnings                                     19 584       21 180
                                                                        --------
X.    Financial income                                        5 634        4 993
                                                                        --------
      A.   Income from financial fixed assets                   942          892
                                                                        --------
      B.   Income from current assets                         1 538        2 221
                                                                        --------
      C.   Other financial income                             3 154        1 880
                                                                        --------
XI.   Financial expenses                                     -7 576       -5 881
                                                                        --------
      A.   Indebtedness expenses                             -5 219       -3 774
                                                                        --------
      B.   Write-downs of current assets other
           than inventories, orders in progress and                     --------
           trade receivables (contributions-, reversals +)      -34           23
                                                                        --------
      D.   Other financial expenses                          -2 323       -2 084
                                                                        --------

                                                                        --------
XII.  Earnings, before taxes and extraordinary items,
      of consolidated companies                              17 642       20 292
                                                                        --------
XIII. Extraordinary income                                    8 391        4 843
                                                                        --------
      A.   Reversals of depreciation, amortization and
           write-downs of intangible and tangible assets         90           27
                                                                        --------
      B.   Reversal of write-downs of financial assets           17            5
                                                                        --------
      C.   Reversal of provisions for extraordinary risks
           and charges                                          182          337
                                                                        --------
      D.   Gains from sale of assets                          7 233        4 121
                                                                        --------
      E.   Other extraordinary income                           869          353
                                                                        --------

                                                             -------------------
                                                             Statutory Annex  81

                               [GRAPHIC OMITTED]

                                                               l996         1997
                                                                        --------
XIV.   Extraordinary charges                                 -5 763       -4 758
                                                                        --------
       A.  Extraordinary depreciation, amortization and
           write-downs of consolidation differences,
           start-up expenditures, intangible and tangible               --------
           assets                                              -395         -304
                                                                        --------
       B.  Write-downs of financial assets                     -301         -242
                                                                        --------
       C.  Provisions for extraordinary risks and charges    -3 386       -3 290
                                                                        --------
       D.  Loss on sale of assets                            -l 079         -348
                                                                        --------
       E.  Other extraordinary charges                         -602         -574
                                                                        --------
XV.    Earnings, before taxes, of consolidated companies     20 270       20 377
                                                                        --------
XVI.   Transfers to, withdrawals from deferred taxes         -1 605         -614
                                                                        --------
       A.  Transfers to deferred taxes                       -l 714       -l 211
                                                                        --------
       B.  Withdrawals from deferred taxes                      109          597
                                                                        --------
XVII.  Income tax                                            -5 170       -5 995
                                                                        --------
       A.  Transfers to deferred taxes                       -5 478       -6 078
                                                                        --------
       B.  Tax adjustment and reversal of tax provisions        308           83
                                                                        --------
XVIII. Net income of consolidated companies                  13 495       13 768
                                                                        --------
XIX.   Share in earnings of companies valued
       according to the equity method                           134           -6
                                                                        --------
       A.  Earnings                                             134
                                                                        --------
       B.  Losses                                                             -6
                                                                        --------
XX.    Consolidated net income (loss)                        13 629       13 762
                                                                        --------
XXI.   Minority interests                                       328          430
                                                                        --------
XXII.  Solvay's share of earnings                            13 301       13 332
                                                                        --------

----------
82  SOLVAY

                               [GRAPHIC OMITTED]

Notes to consolidated statements (all amounts in BEF million)

I.    Criteria and methods of consolidation
      The criteria and methods of consolidation are found on page 59

II.   List of group companies to be fully consolidated

III.  List of group companies to be consolidated proportionally

IV. List of group companies to be valued under the equity method Lists of the consolidated companies and those page 70

V.    Main companies in which the group holds between 10 and 20%
      Data from financial statements as of 12/31/1996

Name and registered     VAT number        %           Equity     Net income
office                                  control
Sofina S.A.            403 219 397        12.6%      19 815        1 542

The complete statement or shareholdings of the Solvay Group has been filed with the Belgian National Bank where it may be consulted. A free copy of this statement can be obtained simply by sending a request to the Company's registered office. The Group's subsidiaries and affiliates number 315 companies. Those excluded from Notes II. through V. are excluded because they are not significant to the Group.

VI.   Valuation criteria for the consolidated statements
      The valuation rules are found on page 72

VII.  Statement of start-up expenditures (Item 1, under Assets)

      Net book value at the end of the previous year:                      1 207
      Changes during the year:
      - New expenses incurred                                                440
      - Amortization                                                        -373
      - Conversion differences                                              -132
      - Changes in the scope of consolidation and other                        5
      Net book value at the end of this year, consisting of:               1 147
      - Formation and capital-increase expenses, expenses
        of debt issues, reimbursement premiums and other
        start-up expenditures                                              1 147
      - Reorganization expenses

VIII. Statement of intangible assets (Item II under Assets)

                                                                         Concessions,
                                                              R&D           patents,                    Down
                                                          expenditures   licences, etc.    Goodwill    payments   Other
a)    Cost
      At the end of the previous year                                -       9 021            837         94       154
      Changes during the year:
      - Acquisitions, including capitalized expenditures                     1 357              3         10        82
      - Transfers and disposals                                               -104            -46         -7        -3
      - Transfers from one heading to another                                   53             17         -1        54
      - Conversion differences                                                 765            187          2        11
      - Changes in the scope of consolidation and other                          8            706         -2         1
At the end of this year                                              -      11 100          1 704         96       299
c)    Depredation and write-downs
      At the end of the previous year                                       -3 142           -351         -l       -36
      Changes during the year:
      - Recorded                                                              -560            -16         -5       -18
      - Acquired from third parties                                             -5                        -1        -1
      - Canceled                                                                80              9                    2
      - Transfers from one heading to another                                   12              0                    8
      - Conversion differences                                                -131            -57          2        -1
      - Changes in the scope of consolidation and other                          2           -199
At the end of this year                                              -      -3 744           -614         -5       -46
d)    Net book value at the end of the year (a)-(c)                  -       7 356          1 090         91       253

                                                              ------------------
                                                              Statutory Annex 83


IX.   Statement of tangible assets (item IV under Assets)

                                                     Plant, machinery,   Financing
                                                      tools, rolling     leases and    Other
                                         land and        stock and        similar     tangible  Construction
                                         buildings   personal property     rights      assets    in progress
a)    Cost
      At the end of the previous year       66 562         296 902          1 076       1 287      12 280
      Changes during the year:
      - Acquisitions including                 857           4 818          1 050          42      14 099
        capitalized expenditures
      - Transfers and disposals             -2 332          -7 922            -26        -109        -246
      - Transfers from one                     391          10 056                        577     -11 387
        heading to another
      - Conversion differences               1 165           9 338            115          84         806
      - Changes in the scope of              3 022           2 353             -2        -634          50
        consolidation and other
At the end of this year                     69 665         315 545          2 213       1 247      15 602

b)    Write-ups
      At the end of the previous year          622             284                          4
      Changes during the year:
      - Recorded surplus
      - Acquired from third parties
      - Canceled                                -1
      - Transferred from
        one heading to another
      - Conversion differences                   7              -1
      - Changes in the scope of                -26             -45
        consolidation and other

At the end of this year                        602             238                          4

c)    Depreciation and write-downs
      At the end of the previous year      -33 819        -205 672           -291        -753         -16
      Changes during the year:
      - Recorded                            -2 240         -16 600            -53         -76
      - Reversed                                 2              83
      - Acquired from third parties            100           1 252                        -51
      - Canceled                             1 629           7 495             22          85
      - Transferred from                        58             278                         96          16
        one heading to another
      - Conversion differences                -493          -5 701            -18          -3
      - Changes in the scope of                -62             211              2         -14
        consolidation and other

At the end of this year                    -34 825        -218 654           -338        -716           0

d)    Net book value at the end
      of the year (a) + (b) - (c)           35 442          97 129          1 875         535      15 602
      Breakdown of financing leases
      and similar rights between:
      - Land and buildings                                                  1 797
      - Other                                                                  78

----------
84  SOLVAY


X. Statement of financial assets

(Item V under assets)                                           Companies
                                                          equity method   other
--------------------------------------------------------------------------------
1. Investments, shares and equity certificates
a) Cost
At the end of the previous year                                  779      10 568
Changes during the year:
- acquisitions                                                             2 432
- Transfers and disposals                                       -359        -827
- Transfers from one heading to another                                      -15
- Conversion differences                                           3          68
- Changes in the scope of consolidation and other
--------------------------------------------------------------------------------
At the end of this year                                          423      12 226

b) Write-ups
At the end of the previous year                                               -1
Changes during the year:
- Recorded                                                                     1
- Transferred from one heading to another
- Conversion differences
--------------------------------------------------------------------------------
At the end of this year                                            0           0

c) Write-downs
At the end of he previous year                                  -235        -342
Changes during the year:
- Recorded                                                                  -260
- Reversed                                                                    15
- Acquired from third parties                                                 -1
- Canceled                                                                    48
- Transferred from one heading to another                                   -189
- Conversion differences                                          -1          -8
- Changes in the scope of consolidation and other
--------------------------------------------------------------------------------
At the end of this year                                         -236        -737

d) Increases and reductions resulting from
    the application of the equity method                         -91

e) Amounts subscribed, not paid
At the end of the previous year                                              -11
Changes during the year:                                                      -1
--------------------------------------------------------------------------------
At the end of this year                                            0         -12

f) Net book value at the end of
   the year (a)+(b)-(c)+/-(d)-(e)                                 96      11 477

2. Receivables
Net book value at the
end of the previous year                                         345       2 623
Changes during the year:
- additions                                                       14       6 104
- Reimbursement                                                 -374        -868
- Reversed write-downs                                           -14           5
- Conversion differences                                          29         304
- Changes in the scope of consolidation and other                  -         133

Net book value at the
end of this year                                                   0       8 301
Cumulative write-downs at
the end of this year                                              97          50
--------------------------------------------------------------------------------

XI. Statement of reserves
Book value at the end of the previous year                                65 268
Consolidated net income                                                   13 332
Dividend payable                                                          -7 152
Capitalization of reserves                                               -15 611
--------------------------------------------------------------------------------
Book value at the end of this year                                        55 837

XII. Statement of consolidation and equity method differences (Items III under Assets and V under Liabilities)

                                                        Negative
                                        Positive   consolidation      Positive      Negative
                                   consolidation     differences        equity        equity
                                     differences       (negative        method        method
                                      (goodwill)       goodwill)   differences   differences
--------------------------------------------------------------------------------------------
a) Net book value at the end of the
   previous year                           2 415           1 365                         203
b) Changes during the year:
- changes due to
  an increase in the
  percentage held                          1 116
- Amortization                              -261
- Changes due to
  conversion differences                     124
- Changes in the scope of
  consolidation and other                                   -341
c) Net book value at
   the end of this year                    3 394           1 024                         203

XIII. Statement of liabilities

A. Breakdown of liabilities
   originally due in more than                      maturing        maturing       maturing
   one year; listed according                within the year      in between        in more
   to due dated                                   (item XIX)   1 and 5 years   than 5 years
Financial liabilities                                 16 468          15 863         10 555
1.   Subordinated loans                                                  222            478
2.   Non-subordinated
     debenture loans                                  14 136           3 556          6 889
3.   Financing leases
     and similar debt                                    416             153          1 526
4.   Credit institutions                               1 489          11 248          1 583
5.   Other loans                                         427             684             79
Trade Liabilities                                          0               0
1.   Accounts payable
2.   Bills payable
Down payments received                                                   317            231
Other liabilities                                                      1 100          3 370
TOTAL                                                 16 468          17 280         14 156

                                      Liabilities guaranteed by pledges, given or irrevocably
B. Secured liabilities             committed on assets of companies included in the consolidation
-------------------------------------------------------------------------------------------
Financial liabilities                                                                  2310
2. Non-subordinated debenture loans                                                     215
4. Credit                                                                              1720
5. Other loans                                                                          375
Trade Liabilities                                                                       636
1. Accounts payable                                                                     636
Taxes, wages, salaries, and benefits payable                                             77
1. Wages and salaries                                                                    77
Other liabilities                                                                        61

                                                             -------------------
                                                             Statutory Annex  85


XIV.  Analysis of income

A.    Net sales                                     1996                    1997
--------------------------------------------------------------------------------
1.    Geographic distribution
      of sales by customer location                    %                       %
      Europe                                        66.4                    62.7
      Belgium and Luxembourg                         4.4                     4.5
      Netherlands                                    3.0                     2.4
      France                                        16.2                    15.2
      Italy                                          7.8                     7.8
      Germany                                       14.2                    12.8
      Spain                                          6.5                     6.5
      United Kingdom                                 4.3                     4.1
      Austria                                        1.5                     1.5
      Switzerland                                    1.3                     1.3
      Portugal                                       1.5                     1.3
      Other European countries                       5.7                     5.3
      (Central Europe + Scandinavia)
      Americas                                      27.4                    31.3
      United States                                 19.0                    22.1
      Brazil                                         5.0                     4.7
      Other American countries                       3.4                     4.5
      Asia-Pacific                                   4.6                     4.2
      Africa + Middle East                           1.6                     1.8
--------------------------------------------------------------------------------
      TOTAL                                        100.0                   100.0

2.    Breakdown by product sector
      Chemicals                                     34.6                    32.1
      Plastics                                      30.1                    35.9
      Processing                                    18.9                    18.4
      Health                                        16.4
        incl. Pharmaceuticals                       13.2                    13.6
--------------------------------------------------------------------------------
      TOTAL                                        100.0                   100.0

                                       Average headcount  Personnel expenditures
                                                    1997                    1997
--------------------------------------------------------------------------------
B.    Companies consolidated
1.    By full consolidation                                               69 221
      Workers                                     14 168
      Clerical                                    12 877
      Management personnel                         5 493
      Other
2.    By proportional consolidation                                        2 330
      Workers                                      1 523
      Clerical                                     1 034
      Management personnel                           138
      Other
C.    Extraordinary items
1.    Breakdown of other extraordinary income (Item XIII,E):
      Reversals of tax-related items and recovery
      of past extraordinary losses                                           175
      Miscellaneous                                                          178
2.    Breakdown of other extraordinary charges (Item XIV,E):
      Miscellaneous headings linked to the
      restructuring of less important sites                                  574
D.    Income tax (Item XV)
1.    Difference between the tax to be charged to the
      statement of consolidated income for the year and
      previous years and the tax already paid or to be paid
      for these years: None
2.    Effect of extraordinary income on the amount of income tax for the year:
      Credit of BEF 464 million

XV.   Rights and commitments not reflected
      on the balance sheet                                                  1997
--------------------------------------------------------------------------------
A. 1. Liabilities and commitments of
      third parties guaranteed by the company:
-  outstanding negotiable instruments
   endorsed by the company
   2. Pledges given or irrevocably committed by
      Group companies or their own assets as
      security for liabilities and commitments,
      of their own or of third parties                                       579
   3. Forward contracts:
      Currencies bought (to be received)                                  69 531
      Currencies sold (to be delivered)                                   69 393
B. Litigation and other important commitments                                884
C. Group company benefits in the area of pension and
   survivor benefits in favor of personnel or executives                   4 583
D. In relation to the divestiture of activities, the
   Group has made certain commitments to provide
   duly for possible risks.
   Under these conditions and given the care taken in
   this regard, the company considers these commitments
   should be recorded pro mem.

XVI. Relations with affiliated companies and related companies not included in the consolidation Insignifiant.

XVII. Financial relations with directors of the consolidating company

A. Compensation for the year for their service in the consolidating company, its subsidiaries and affiliated companies, including pensions for former directors: 227 millions BEF.

B. Advances and credits granted by the consolidating company. by a subsidiary or by an affiliated company: Nil.

The External Auditor's Report on the consolidated financial statements of the Solvay Group as of December 31, 1997

      Ladies and Gentlemen,

      In compliance with the legal and statutory requirements, we hereby submit our report on the accounts we have been asked to audit.

      We examined the application of the consolidation criteria and procedures by numerous tests and cross-checks of both the statements and the accounting records.

      The basic information reported by the fully consolidated companies is the subject of regular review by the audit departments of the Head Office, by the internal auditors of the various National Organizations of the Group, as well as by the people in charge of the consolidation.

      This expanded scope of the internal audit to include checks of the consolidated statements, as well as the existence of a consistent and appropriate set of procedures applied in the consolidation, in our opinion, are well in keeping with the nature and volume of data being handled.

      We follow closely the auditing work of this expanded team, which enables us to certify that the timely information forwarded to the patent company reflects accurately and in the required form the assets and earnings of the companies to be consolidated.

      The consolidated statements are drawn up in compliance with the applicable regulations and legal provisions. The consolidated management report comprises the information legally required and complies with the consolidated statements. Considering the above, we confirm without reservation that the consolidated
statements which show total assets of:                       BEF 314 624 million
and a net profit of:                                         BEF  13 762 million

present fairly the assets, financial position and earnings of the Group, taking into account the applicable regulations and legal requirements. The explanations given in the notes to the financial statements are appropriate.

                                                       Brussels, April 24, 1998.

                                                                     Andre Hoste
                                                                External Auditor

----------
86  SOLVAY

                               [GRAPHIC OMITTED]

XVIII. Financial statements of Solvay S.A. (SUMMARY)

The annual financial statements of Solvay S.A. are presented in an abridged form below. In accordance with the law governing commercial corporations, the management report and annual financial statements of Solvay S.A. as well as the report of the External Auditor have been deposited with the National Bank of Belgium. These documents are available on request from: Solvay SA.
                                                        rue du Prince Albert 33
                                                        B - 1050 Brussels

The External Auditor has given an unqualified report on the annual financial statements of Solvay SA.

Summary Balance Sheet

                                                                     -----------
At December 31 (in BEF million)                         1996              1997
                                                                     -----------
                                                                     -----------
ASSETS
                                                                     -----------
Fixed assets                                         161 560           155 684
                                                                     -----------
Start-up expenditures and intangible assets            2 665             1 699
                                                                     -----------
Tangible assets                                       29 160            18 313
                                                                     -----------
Financial assets                                     129 735           135 672
                                                                     -----------

Current assets                                        37 183           32 0054
                                                                     -----------
Inventories                                           10 860             6 977
                                                                     -----------
Trade receivables                                     15 577            16 053
                                                                     -----------
Other receivables                                     10 610             8 788
                                                                     -----------
Short-term investments and cash or cash equivalents      136               187
                                                                     -----------

                                                                     -----------
TOTAL ASSETS                                         198 743           187 689
                                                                     -----------

                                                                     -----------
SHAREHOLDERS' EQUITY AND LIABILITIES
                                                                     -----------

                                                                     -----------
Shareholders' equity                                 126 689           128 069
                                                                     -----------
Capital                                               32 266            50 068
                                                                     -----------
Other equity                                          82 070            66 654
                                                                     -----------
Net earnings carries forward                          12 292            11 328
                                                                     -----------
Capital subsidies                                         61                19
                                                                     -----------

                                                                     -----------
Provisions and deferred taxes                         13 285            12 800
                                                                     -----------

                                                                     -----------
Financial liabilities                                 27 566            21 304
                                                                     -----------
    due in more than one year                         22 322            12 475
                                                                     -----------
    due within one year                                5 244             8 829
                                                                     -----------

                                                                     -----------
Trade liabilities                                     16 397            12 411
                                                                     -----------

                                                                     -----------
Other liabilities                                     14 806            13 105
                                                                     -----------

                                                                     -----------
TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES           198 743           187 689
                                                                     -----------

                                                             -------------------
                                                             Statutory Annex  87


Summary income statement

                                                                      ----------

(in BEF millions)                                             1996        1997

Sales and other revenues                                   100 387      90 443

                                                                      ----------

                                                                      ----------
  Sales                                                     88 629      76 969
                                                                      ----------
  Other operating income                                    11 758      13 474
                                                                      ----------

                                                                      ----------

                                                                      ----------
Operating expenses                                         -97 939     -87 333
                                                                      ----------

                                                                      ----------

Operating earnings                                           2 448       3 110

Financial expenses and income                                4 527       7 572

                                                                      ----------

                                                                      ----------
Pretax earnings before extraordinary items                   6 975      10 682
                                                                      ----------

                                                                      ----------

Extraordinary items                                          1 605        -601

                                                                      ----------

                                                                      ----------
Pretax earnings                                              8 580      10 081
                                                                      ----------

                                                                      ----------

  Tax                                                       -1 290      -l 734

                                                                      ----------

                                                                      ----------
Net income for the year                                      7 290       8 347
                                                                      ----------

                                                                      ----------

Transfer to (-), withdrawal from (+) untaxed reserves          139        -810

                                                                      ----------

                                                                      ----------
NET INCOME AVAILABLE FOR DISTRIBUTION                        7 429       7 537
                                                                      ----------

----------
88  SOLVAY


XIX. Statement of Capital

                                                                       Number
(in BEF million)                                       Amounts      of shares
-----------------------------------------------------------------------------
A.    Capital
1.    Issued capital (heading 100 under liabilities)
      - At the end of previous year                     32 266      8 368 028
      - Changes during the year                         17 802     75 557 252
                                                        50 068     83 925 280(1)

2.    Capital representation
      2.1 Type of share
          Without par value                                        83 925 280
      2.2 Registered or bearer shares
          Registered                                               31 825 672
          Bearer                                                   52 099 608

(1) At December 31. 1997, the issued capital of Solvay S.A. had increased to BEF 50,068 million compared with BEF 32,266 million at December 31, 1996, mainly as a result of the capitalization of reserves decided on at the General Shareholders' Meeting of June 5. 1997. As the meeting also adopted a 10 for one stock split, the capital was represented at December 31, 1997 by 83,925,280 shares without par value. During the 1997 fiscal year, 24,500 warrants issued to senior Group executives around the world were exercised, each representing the issue of 10 new shares.

During an exercise period running from 10 to 27 February 1998, 11,640 warrants were exercised and converted into 116,400 new shares. These entitle their holders to the balance of the dividend payable on June 11, 1998 and bring the total number of shares eligible to receive that balance to 84,041,680.

                                                   Amount of        Number of
(in BEF million)                                capital held           shares
--------------------------------------------------------------------------------
D.    Commitments to issue
      shares
2.    Pursuant to
      SOUSCRIPTION right
      - Amount of subscription rights
        outstanding                                                 1 659 050
      - Amount of capital to subscribe                 9 898
      - Maximum number of corres-
        ponding shares to be issued                                16 590 500

E.    Authorized. unissued capital                       568

G.    Declarations received in compliance with the law of March 2, 1989

The Company received on July 3, 1989 a statement from Solvac S.A., Brussels, according to which it holds:

- 2,072,458 Solvay S.A. shares, giving it 25.0l% of voting rights;

- together with Deutsche Bank AG, Credit Suisse S.A. and Sofina S.A., 1,600,000 subscription rights of the 1,659,050 mentioned under item VIII.D.2 above.

The 1,600,000 subscription rights may only be exercised up until October 1998 at the request of the Board of Directors of Solvay S.A.

Their exercise price would be based on the average market price for the last 6 months, minus a discount of 15% justified by the limited transferability of the new shares.

These would be paid-up at 25% (plus 100% of the share premium).

The entire stock issued would represent 16% of the increased capital which would be distributed in equal parts among the current warrant-holders.

Taking dilution into account, Solvac S.A.'s interest in Solvay would remain above 25%.

XX. Summary of company policies used in asset valuation, pursuant to article 7 of the law of July 17, 1975

1. Start-up expenditures

Start-up expenses are amortized over a periode of five years; however, fees and reimbursement premiums on loans are written off over the duration of the loan.

2. Intangible assets

Research and development expenditures are capitalized only if capitalization is a necessary condition for obtaining tax or other advantages. They are amortized at the fastest allowable rate. Expenses related to registration, filing or utilization of a parent or trademark are recorded under assets at cost, to the extent this does not exceed a prudent estimate of the value of utilization or future profitability of the trademark. When their use is limited in time, the intangible assets acquired from third parties are amortized on a straight-line basis over their estimated life.

3. Tangible assets

Tangible fixed assets the use of which is limited in time are depreciated on a straight-line basis over their estimated life; however, anticipated, accelerated or retarded depreciation may be used. Tangible fixed assets may be revalued under applicable law. For assets located abroad, if on the closing date, as a result of the decline of a foreign currency against the Belgian franc, the residual value to be depreciated in Belgian francs exceeds the residual value in the currency converted into Belgian francs at the exchange rate prevailing on the closing date, the excess is amortized over the remaining period.

4. Financial assets and receivables maturing in more than one year

Write-downs are recorded on financial fixed assets and on receivables maturing in more than one year when evaluation shows that they are permanently worth less than their carrying value.

5. Inventories

The value of raw materials, work in progress, finished products, merchandise and packaging material inventories is determinated by the UFO method or by the weighted - average - cost method.

The cost of finished goods includes cost of production directly attributable to the products and the indirect costs of production, as well as depreciation.

6. Orders in progress

Orders in progress are valued at cost, excluding all financial expenses.

7. Provisions for risks and expenses

At the close of the year, existing risks are examinated to determine whether to set up new reserves or update existing reserves.

8. Conversion into Belgian francs of assets and liabilities in foreign currencies

The following are converted into Belgian francs at the historical exchange rate:

o     tangible assets and reserves recorded in foreign branches

o shares with variable dividends expressed in foreign currency, representing financial fixed assets.

The other assets and liabilities, abroad as well as in Belgium, are converted into Belgian francs at the year-end exchange rate.

Income and expenses of foreign branches are converted at the average exchange rate for the year.

When conversion differences resulting from the application of this rule, derived currency by currency, or by group of currencies linked economically, correspond to deferred losses, they are recorded in the income statement. Those relating to deferred gains are recorded in the income statement in transitory accounts.

Exchange-rate differences realized on foreign currency transactions are recorded in the income statement.

----------
92  SOLVAY

                                [GRAPHIC OMITTED]

AUSTRIA
SOLVAY OESTERREICH AG
Kundmanngasse, 21
A - 1030 Wien
Tel: 43/1/716880 o Fax: 43/1/7102426

BENELUX|
SOLVAY S. A.
Rue du Prince Albert 44
B - 1050 Bruxelles
Tel: 32/2/5096111 o Fax: 32/2/5096624

BRASIL
(+ ARGENTINA)
SOLVAY DO BRASIL SA.
Alameda Santos, 2101
Cerqueira Cesar
BR - 01419-002 Sao Paulo - SP
Tel: 55/11/30675000 o Fax: 55/11/30675380

FRANCE
SOLVAY S.A. - FRANCE
12, Cours Albert ler
F - 75008 Paris
Tel: 33/1/40758000 o Fax: 33/1/45635728

GERMANY
SOLVAY DEUTSCHLAND GmbH
Hans-Bockler-Allee, 20
D-30173 Hannover
Tel: 49/511/8570 o Fax: 49/511/282126

ITALY
SOLVAY S.A. ITALIE
Via Filippo Turati, 12
1 - 20121 Milano MI
Tel: 39/2/290921 o Fax: 39/2/6570581

PORTUGAL
SOLVAY PORTUGAL - Produtos Quimicos S.A.
Av. Marechal Gomes Da Costa, 33
P - 1800 Lisboa
Tel: 351/1/8593001 o Fax: 351/1/8590673

SINGAPORE
(+ SOUTH EST ASIA & AUSTRALIA)
SOLVAY ASIA PACIFIC Pte Ltd
80 Anson Road, #3700
IBM Towers
SGP - 0798907 Singapore
Tel: 65/2226991 o Fax: 65/2212768

SPAIN
SOLVAY ESPANA S.I.
Calle Mallorca, 269
E - 08008 Barcelona
Tel: 34/93/4847400 o Fax: 34/93/4847656

SWITZERLAND
SOLVAY (SCHWITZ) AG
Zurcherstrasse, 42
CH - 5330 Zurzach
Tel: 41/56/26965161 o Fax: 41/46/2696363

UNITED KINGDOM
SOLVAY U.K. HOLDING Co. Ltd.
Grovelands Business Centre
Boundary Way
GB - HP2 7TE Hemel Hempstead (Herts)
Tel: 44/1442/236555 o Fax: 44/1442/238770

UNITED STATES (+ CANADA AND MEXICO)
SOLVAY AMERICA, INC.
3333 Richmond Avenue
USA - 77098-3009 Houston, TX
Tel: 1/713/5256000 o Fax: 1/713/5257887

Ce rapport est aussi disponible en Francais.
Het jaarverslag is ook beschikbaar in het Nederlands.
Dieser Bericht ist auch in Deutsch vertugbar.

                                                  SOLVAY S.A. - Societe Anonyme.
                Registered office: Ixelles (Bruxelles) o Rue du Prince Albert 33
                                       Tel: 32 2 509 61 11 o Fax: 32 2 509 66 17
                     Commercial register: Brussels No 5554 o VAT: BF 403.091.220
================================================================================
       Conception & production: ARROWDESIGN o Digital Prepress & Printing:
                                  Snoeck-Ducaju
    Photographs: SOLVAY, T. Philippart de Foy, Isopress Senepart, P. Mathieu,
        Chrysler, M. Wybaux, Image Bank, Benelux Press, Tony Stone Images.

                                                                 ---------------
                                                                              91

Notes:

                                                          --------
                                                           [LOGO]
                                                           SOLVAY
                                                          --------

                                                          ----------------------
                                                          a Passion for Progress
                                                          ----------------------